Exhibit 99.1

FOR IMMEDIATE RELEASE
Nov. 12, 2015

Highlands Bankshares, Inc. Announces Appointment
of New President and CEO

ABINGDON, Va. — Highlands Bankshares, Inc. (OTC Pink: HBKA) (HBI) and its wholly owned banking subsidiary, Highlands Union Bank (HUB), today announced that the boards of directors have appointed Timothy K. Schools as president and chief executive officer and to the board of both HUB and HBI, subject to regulatory approval.

Schools comes to the Abingdon, Virginia-based bank with over 15 years of financial services experience, where he has been instrumental in the profitability, growth and risk management of several leading Southeastern banking institutions. He has held executive positions in the guidance and administration of financial services holding companies, including president, chief financial officer, and chief risk officer. His background includes significant profit-and-loss management, along with a broad array of audit, board, regulatory and Wall Street experience.

“We are delighted to introduce Mr. Schools as president and CEO, and warmly welcome him to Highlands Union Bank,” says James D. Moore, Jr., M.D., chairman of HBI’s and HUB’s boards of directors. “He brings to HUB a wealth of knowledge and extensive experience in the financial services industry. We look forward to working with him to lead this institution into the future.”

A native of Richmond, Virginia, Schools holds a bachelor’s degree in business administration from James Madison University in Harrisonburg, Virginia, and a master’s degree in business administration from Emory University in Atlanta, Georgia.

“I am honored to have an opportunity to lead such a highly respected community banking institution,” Schools says. “I am equally excited by the tremendous potential and opportunities that await Highlands Union Bank, and I look forward to continuing to build on the excellent growth that the bank has enjoyed over the past three decades.”

Schools succeeds longtime Highlands Union Bank president and CEO Samuel L. Neese, who announced his retirement from the position earlier this week.

“It has been a privilege to serve the shareholders, customers and staff of Highlands Union Bank over the past 27 years,” Neese says. “I am proud that HUB’s commitment to providing quality service for the residents and businesses of Southwest Virginia, East Tennessee and Western North Carolina is among the best in the industry. I join the HBI and HUB boards in welcoming Mr. Schools, who will be a great asset to an exceptional team as they work together to guide this organization going forward.”

A 42-year veteran of the banking industry, Neese joined HUB in 1988, and was appointed executive vice president and chief executive officer in 1991. He was named president and CEO in 2014. Neese will continue to serve HUB as the bank’s business development and community relations liaison.

“Sam Neese has been an outstanding leader for Highlands Union Bank,” Moore says. “He not only worked diligently to help guide HUB through the economic downturn that began in 2008, but he was instrumental in transforming a small community bank that started with $2 million in capital in 1985 to a multi-state organization with assets exceeding $600 million.

“It is because of his leadership that HUB is strongly positioned to take advantage of the positive outlook for the community banking industry, and we anticipate some positive opportunities ahead as a result of his stewardship of this bank,” Moore adds. “However, most importantly, Sam’s personal investment over the years in the community where it all started has helped make this area a better place to live and work.”

About Highlands Bankshares, Inc. and Highlands Union Bank
Highlands Bankshares, Inc. is a bank holding company and parent company of Highlands Union Bank.  Highlands Union Bank has assets in excess of $600 million. The bank serves the region through its main office in Abingdon, Virginia, and 13 other locations in Virginia, North Carolina and Tennessee. These include two offices each in Abingdon and Bristol, Virginia; offices in Glade Spring and Marion, Virginia; offices in Boone and Banner Elk, North Carolina; two offices in Sevierville, Tennessee; and offices in Rogersville, Blountville, and Knoxville, Tennessee.

-end-
For more information, contact
Dr. James D. Moore, Jr.
at (276) 628-5711
or visit www.hubank.com.